Exhibit 99.1

NEWS RELEASE
Construction Partners, Inc. Announces Preliminary Fiscal 2026 Financial Results and Introduces Fiscal 2027 Outlook
DOTHAN, AL, November 5, 2026 – Construction Partners, Inc. (NASDAQ: ROAD) (“CPI” or the “Company”), a vertically integrated civil infrastructure company specializing in the construction and maintenance of roadways in local markets throughout the Sunbelt, today announced preliminary financial results for fiscal year 2026 and introduced fiscal year 2027 outlook ranges.
Fred J. (Jule) Smith, III, the Company’s President and Chief Executive Officer, said, “Today, we are announcing our preliminary fiscal 2026 financial results and introducing our fiscal 2027 outlook, reflecting our expectations for continued growth at CPI. Fiscal 2026 was a successful year for CPI, highlighted by record financial performance and significant year-over-year growth, with revenue increasing approximately 30%, net income rising approximately 40%, and Adjusted EBITDA growing approximately 23%. These results reflect the effective execution of our organic and acquisition growth strategies. During the year, we completed seven acquisitions across four of our high-growth Sunbelt states, established four new greenfield locations, and generated organic revenue growth of 7%. These accomplishments strengthened our local market positions, expanded our operating platform, and further positioned CPI for long-term growth.”
Smith continued, “I was particularly proud of our team’s productivity and disciplined execution despite two primary external headwinds during the fourth quarter. Unusually wet weather in July across several of our largest markets, together with the unprecedented rapid pace and magnitude of increases in diesel fuel costs, affected profitability as we exited the fiscal year. Despite these near-term challenges, our growth strategy remains firmly intact, and we are pleased to introduce our fiscal 2027 outlook, which anticipates approximately 15% growth in both revenue and Adjusted EBITDA at the midpoint of our guidance ranges.”
Preliminary Fiscal 2026 Financial Results
Revenue in fiscal 2026 is expected to be in the range of $3.660 billion to $3.680 billion, an increase of approximately 30% compared to $2.812 billion in fiscal 2025.
Net income in fiscal 2026 is expected to be in the range of $141.5 million to $142.5 million, an increase of approximately 40% compared to $101.8 million in fiscal 2025.
Adjusted net income(1) in fiscal 2026 is expected to be in the range of $153.3 million to $154.9 million, an increase of approximately 26% compared to $122.0 million in fiscal 2025.
Adjusted EBITDA(1) in fiscal 2026 is expected to be in the range of $520.0 million to $524.0 million, an increase of approximately 23% compared to $423.7 million in fiscal 2025.
Adjusted EBITDA margin(1) in fiscal 2026 is expected to be in the range of 14.21% to 14.24%, compared to 15.1% in fiscal 2025.
The Company’s independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the above preliminary financial information or completed its audit of the Company’s financial statements for the fiscal year ended September 30, 2026. The Company’s actual results may differ from these estimates as a result of the Company’s year-end closing procedures, review adjustments and other developments that may arise between now and the time the Company’s financial results for the fiscal year ended September 30, 2026 are finalized.
Introducing Fiscal Year 2027 Outlook
The Company’s outlook for fiscal year 2027 with regard to revenue, net income, Adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin is as follows:
(1) Adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin are financial measures not presented in accordance with generally accepted accounting principles (“GAAP”). Please see “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.

•Revenue in the range of $4.175 billion to $4.275 billion
•Net income in the range of $170.9 million to $180.8 million
•Adjusted net income(1) in the range of $174.6 million to $185.4 million
•Adjusted EBITDA(1) in the range of $585.0 million to $620.0 million
•Adjusted EBITDA margin(1) in the range of 14.0% to 14.5%
Smith commented, “Our fiscal 2027 outlook anticipates substantial growth in both revenue and Adjusted EBITDA, including approximately 6% to 8% organic revenue growth, as we continue to expand our operating platform and execute our long-term growth strategy. Looking beyond the first half of fiscal 2027, we see two primary catalysts for meaningful margin improvement: the continued integration of our fiscal 2026 acquisitions and the diminishing impact of elevated diesel fuel costs. As we move through the second half of fiscal 2027, we expect to benefit from completing lower-margin projects in our acquired backlog and replacing them with higher-margin work, while progressively incorporating increased diesel fuel costs into project pricing through our cost pass-through operating model. Additionally, greater economic certainty and improving conditions in residential and commercial construction markets could provide further opportunities for margin expansion.
“Importantly, our three strategic margin improvement levers – building better markets, enhancing vertical integration, and increasing operational scale – remain fundamental to our long-term profitability objectives. Supported by our expanding Sunbelt footprint, differentiated operating model, and disciplined approach to capital allocation, we continue to build momentum. Just one month into fiscal 2027, we have already completed three strategic acquisitions, further strengthening our operating platform and growth opportunities. We remain confident in our ability to deliver sustained growth, margin expansion, and long-term shareholder value creation.”
Conference Call
The Company will conduct a conference call on Thursday, November 19, 2026 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss financial and operating results for the fiscal quarter and year ended September 30, 2026. To access the call live by phone, dial (412) 902-0003 and ask for the Construction Partners call at least 10 minutes prior to the start time. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.constructionpartners.net.
About Construction Partners, Inc.
Construction Partners, Inc. is a vertically integrated civil infrastructure company operating in local markets throughout the Sunbelt in Alabama, Florida, Georgia, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. Supported by its hot-mix asphalt plants, aggregate facilities and liquid asphalt terminals, the Company focuses on the construction, repair and maintenance of surface infrastructure. Publicly funded projects make up the majority of its business and include local and state roadways, interstate highways, airport runways and bridges. The company also performs private sector projects that include paving and sitework for office and industrial parks, shopping centers, local businesses and residential developments. To learn more, visit www.constructionpartners.net.
Cautionary Note Regarding Forward-Looking Statements
Certain statements contained herein that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “seek,” “continue,” “estimate,” “predict,” “potential,” “targeting,” “could,” “might,” “may,” “will,” “expect,” “should,” “anticipate,” “intend,” “project,” “outlook,” “believe,” “plan” and similar expressions or their negative forms. These forward-looking statements include, among others, statements regarding the Company’s expected revenue, net income, Adjusted Net Income, Adjusted EBITDA, and Adjusted EBITDA Margin for the fiscal year ended September 30, 2026, the Company’s fiscal year 2027 outlook and the Company’s business strategy. These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Important factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, among others: the preliminary financial information remaining subject to changes and finalization based upon management’s ongoing review of results for the fiscal year ended September 30, 2026 and the completion of all year-end closing procedures; the Company’s ability to successfully manage and integrate acquisitions; failure to realize the expected economic benefits of acquisitions, including future levels of revenues being lower than expected and costs being higher than expected; failure or inability to implement growth strategies in a timely manner; declines in public infrastructure construction and reductions in government funding, including the funding by transportation authorities and other state and local agencies; risks related to the Company’s operating strategy; competition for projects in the Company’s local markets; risks associated with the Company’s capital-intensive business; government requirements and initiatives, including those related to funding for public or infrastructure construction, land usage and environmental, health and safety matters; unfavorable economic conditions and restrictive financing markets; the Company’s ability to obtain sufficient bonding capacity to undertake certain projects; the Company’s ability to accurately estimate the overall risks, requirements or costs when it bids on or negotiates contracts that are ultimately awarded to the Company; the cancellation of a significant number of contracts or the Company’s disqualification from bidding for new contracts; risks related to adverse weather conditions; the Company’s substantial indebtedness and the restrictions imposed on the Company by the terms thereof; the Company’s ability to maintain favorable relationships with third parties that supply the Company with equipment and essential supplies; the Company’s ability to retain key personnel and maintain satisfactory labor relations; property damage, results of litigation and other claims and insurance coverage issues; risks related to the Company’s information technology systems and infrastructure; the Company’s ability to maintain effective internal control over financial reporting; and the other risks, uncertainties and factors set forth in the Company’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and other reports the Company files with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances, or other changes affecting such statements, except to the extent required by applicable law.
Contact:
Rick Black
Investor Relations
ROAD@DennardLascar.com
(713) 529-6600
- Financial Statements Follow -

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation, depletion, accretion and amortization, (iv) share-based compensation expense, (v) loss on the extinguishment of debt, and (vi) nonrecurring expenses related to transformative acquisitions, which management considers to include transactions of a size that would require clearance under federal antitrust laws. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenues for each period. Adjusted net income represents net income before (i) nonrecurring expenses related to transformative acquisitions, which management considers to include transactions of a size that would require clearance under federal antitrust laws, and (ii) nonrecurring fees associated with financing arrangements incurred in connection with transformative acquisitions. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to net income or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. Our calculation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income may not be comparable to similarly named measures reported by other companies. Potential differences may include differences in capital structures, tax positions and the age and book depreciation of intangible and tangible assets.
The following tables present a reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to Adjusted EBITDA (with the resulting calculation of Adjusted EBITDA margin) for the applicable periods.
Construction Partners, Inc.
Net Income to Adjusted EBITDA Reconciliation
Preliminary Fiscal Year 2026 Financial Results
(in thousands, except percentages)

	Low	High
Net income	$141,500	$142,500
Interest expense, net	111,250	111,950
Provision for income taxes	46,250	46,550
Depreciation, depletion, accretion and amortization	177,750	178,350
Share-based compensation expense	28,500	29,150
Transformative acquisition expenses	14,750	15,500
Adjusted EBITDA	$520,000	$524,000
Revenues	$3,660,000	$3,680,000
Adjusted EBITDA margin	14.21%	14.24%
Construction Partners, Inc.
Net Income to Adjusted EBITDA Reconciliation
Fiscal Year 2027 Outlook
(in thousands, except percentages)

	Low	High
Net income	$170,850	$180,825
Interest expense, net	114,400	123,000
Provision for income taxes	55,805	59,175
Depreciation, depletion, accretion and amortization	192,945	201,000
Share-based compensation expense	46,000	50,000
Transformative acquisition expenses	5,000	6,000
Adjusted EBITDA	$585,000	$620,000
Revenues	$4,175,000	$4,275,000
Adjusted EBITDA margin	14.0%	14.5%

The following tables present a reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to Adjusted net income for the periods presented:
Construction Partners, Inc.
Net Income to Adjusted Net Income Reconciliation
Preliminary Fiscal Year 2026 Financial Results
(unaudited, in thousands)

	Low	High
Net income	$141,500	$142,500
Transformative acquisition expenses	14,750	15,500
Financing fees related to transformative acquisition	850	950
Tax impact due to above reconciling items	(3,827)	(4,038)
Adjusted net income	$153,273	$154,912
Construction Partners, Inc.
Net Income to Adjusted Net Income Reconciliation
Fiscal Year 2027 Outlook
(unaudited, in thousands)

	Low	High
Net income	$170,850	$180,825
Transformative acquisition expenses	5,000	6,000
Financing fees related to transformative acquisition	—	—
Tax impact due to above reconciling items	(1,216)	(1,464)
Adjusted net income	$174,634	$185,361